Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Media:	Troy Kirkpatrick (614) 757-6225 troy.kirkpatrick@cardinalhealth.com	Investors:	Patrick Kelty (614) 757-5035 patrick.kelty@cardinalhealth.com

CARDINAL HEALTH ANNOUNCES FINAL RESULTS OF DEBT TENDER OFFER

DUBLIN, Ohio, Sept. 25, 2009 — Cardinal Health today announced the final results and expiration of its debt tender offer, which will result in the company purchasing approximately $1.1 billion in aggregate principal amount of its long-term debt securities for an aggregate purchase price of $1.2 billion.

The tender offer was part of a previously announced plan to reduce the company’s long-term debt after the completion of the planned spinoff of CareFusion Corp. and included notes issued by both Cardinal Health and one of its wholly owned subsidiaries, Allegiance Corp. After the close of business on Aug. 31, Cardinal Health completed the spinoff of CareFusion and received a cash distribution from CareFusion of approximately $1.4 billion.

Tender Results

As of 11:59 p.m., New York City time, on Thursday, Sept. 24, 2009 (the “expiration time”), the principal amounts of notes included in the table below have been tendered and not validly withdrawn, as reported by the tender agent:

Notes	CUSIP/ISIN Number	Issuer[1]	Principal Amount Outstanding (in millions)[2]	Acceptance Priority Level	Principal Amount Tendered as of Expiration Time (in millions)[3]
7.80% Debentures due Oct. 15, 2016	017475AB0; US017475AB07	A	$75.685	1	$31.530

6.75% Notes due Feb. 15, 2011	14149YAF5; US14149YAF51	C	$500	1	$280.341

6.00% Notes due June 15, 2017	14149YAQ1; US14149YAQ17	C	$300	1	$114.213

7.00% Debentures due Oct. 15, 2026[3]	017475AC8; US017475AC89	A	$192	2	$67.543

5.85% Notes due Dec. 15, 2017	14149YAH1; US14149YAH18	C	$500	3	$341.827

5.80% Notes due Oct. 15, 2016	14149YAL2; US14149YAL20	C	$500	4	$204.594

5.65% Notes due June 15, 2012	14149YAP3; US14149YAP34	C	$300	5	$102.179

5.50% Notes due June 15, 2013	14149YAS7; US14149YAS72	C	$300	6	$100.132

4.00% Notes due June 15, 2015	14149YAG3; US14149YAG35	C	$500	7	$23.922

Cardinal Health News

(1)

Cardinal Health is the issuer of each series of notes designated with a “C.” Allegiance Corp. (“Allegiance”) is the issuer of each series of notes designated with an “A.” Allegiance is a wholly owned subsidiary of Cardinal Health.

(2)

Principal Amounts Outstanding for each series of notes do not include the principal amounts of any notes of such series that are owned by Cardinal Health, as such notes were not tendered for purchase pursuant to the offer.

(3)	Pursuant to the offer, Cardinal Health only offered to purchase 7.00% Debentures due 2026 with an aggregate purchase price, excluding accrued interest, of up to $100,000,000.

In accordance with the acceptance priority levels and proration terms of the offer, Cardinal Health has accepted for purchase all notes with an acceptance priority level of four or higher and $93.587 million in aggregate principal amount of notes with an acceptance priority level of five (representing approximately 91.7% of the validly tendered notes of such series), that were validly tendered and not validly withdrawn at or prior to the expiration time. Holders of notes accepted for purchase will receive the following tender offer consideration:

(1)	$1,075.00 per $1,000 principal amount of 7.80% debentures due Oct. 15, 2016;

(2)	$1,042.50 per $1,000 principal amount of 6.75% notes due Feb. 15, 2011;

(3)	$1,032.50 per $1,000 principal amount of 6.00% notes due June 15, 2017;

(4)	$980.00 per $1,000 principal amount of 7.00% debentures due Oct. 15, 2026;

(5)	$1,022.50 per $1,000 principal amount of 5.85% Notes due Dec. 15, 2017;

(6)	$1,021.25 per $1,000 principal amount of 5.80% Notes due Oct. 15, 2016; and

(7)	$1,040.00 per $1,000 principal amount of 5.65% Notes due June 15, 2012;

Notes with an acceptance priority level of other than one validly tendered and not validly withdrawn by 5:00 p.m., New York City time, on September 10, 2009 (the “early tender time”) that were accepted for purchase by Cardinal Health will receive the total consideration, which is the sum of the tender offer consideration stated above and the early tender premium of $30 per $1,000 principal amount of notes tendered and accepted. Notes validly tendered and not validly withdrawn after the early tender time, but prior to the expiration time, that were accepted for purchase by Cardinal Health will receive the tender offer consideration stated above, but will not be eligible to receive the early tender premium.

Cardinal Health will fund the purchase of the Allegiance Corporation notes accepted for purchase from cash on hand and will fund the purchase of the Cardinal Health notes accepted for purchase from the cash distribution from CareFusion. Cardinal Health previously accepted and purchased all notes with an acceptance priority level of one validly tendered and not validly withdrawn by the early tender time. The settlement date for all other Cardinal Health notes accepted for purchase will be Sept. 25, and the settlement date for all other Allegiance Corp. notes accepted for purchase will be Sept. 28.

Any tendered notes that were not accepted for purchase will be returned without expense to the tendering holder.

Cardinal Health News

In addition to receiving the applicable consideration, holders of notes validly tendered and accepted for purchase will receive accrued and unpaid interest on those notes from the last interest payment date for those notes up to, but not including, the applicable settlement date for those notes.

The dealer managers for the offer were Barclays Capital Inc., RBS Securities Inc. and UBS Securities LLC. The co-dealer managers for the offer were Deutsche Bank Securities Inc. and Goldman, Sachs & Co. Cardinal Health retained D.F. King & Co. Inc. to serve as the information agent and the tender agent for the offer.

This news release is neither an offer to purchase nor a solicitation of an offer to sell the notes or any other securities.

About Cardinal Health

Headquartered in Dublin, Ohio, Cardinal Health, Inc. (NYSE: CAH) is a Fortune 18 health care services company that improves the cost-effectiveness of health care. As the business behind health care, Cardinal Health helps pharmacies, hospitals and ambulatory care sites focus on patient care while reducing costs, improving efficiency and quality, and increasing profitability. As one of the largest health care companies in the world, Cardinal Health is an essential link in the health care supply chain, providing pharmaceuticals and medical products to more than 40,000 locations each day. The company is also a leading manufacturer of medical and surgical products, including gloves, surgical apparel and fluid management products. In addition, the company supports the growing diagnostic industry by supplying medical products to clinical laboratories and operating the nation’s largest network of radiopharmacies that dispense products to aid in the early diagnosis and treatment of disease. Cardinal Health employs more than 30,000 people worldwide. More information about the company may be found at cardinalhealth.com.